Exhibit 21.1

NRC Group Holdings Corp.

Subsidiaries

Company	State or Jurisdiction of Incorporation
NRC Group Holdings, LLC	Delaware
SES Holdco, LLC	Delaware
Sprint Energy Services, LLC	Delaware
Quail Run Services, LLC	Texas
Sprint Karnes County Disposal LLC	Texas
JFL-NRC Holdings, LLC	Delaware
NRC US Holding Company, LLC	Delaware
Progressive Environmental Services, Inc. d/b/a SWS Environmental Services	Delaware
Eagle Construction and Environmental Services, LLC	Delaware
Southern Waste Services, Inc.	Florida
NRC NY Environmental Services, Inc. d/b/a NRC Environmental Services	Delaware
ENPRO Holdings Group, Inc.	Delaware
National Response Corporation	Delaware
National Response Corporation Mexico NRC	Mexico
TMC Services, Inc. d/b/a TMC Environmental	Massachusetts
NRC East Environmental Services, Inc.	Massachusetts
ENPRO Services of Maine, Inc.	Maine
Terralink Systems Inc.	Maine
ENPRO Services of Vermont, Inc.	Maine
National Response Corp. Aruba N.V.	Aruba
NRC Payroll Management LLC	Delaware
NRC Environmental Services Inc.	Washington
OSRV Holdings, Inc.	Delaware
Natl Response Corporation of Puerto Rico	Delaware
Specialized Response Solutions, LP	Texas
NRC Alaska, LLC	Delaware
NRC Intermediate Int. Holding Company, LLC	Delaware
NRC (Asia Pacific) Ltd.	Thailand
NRC Int. Holding Company, LLC	Marshall Islands
NRC Environmental Protection Waste Management and Remediation Services A.S.	Turkey
CRN Denizcilik Anonim Sirketi a/k/a CRN Maritime S.A.	Turkey
NRC (Trinidad and Tobago) Ltd.	Trinidad & Tobago
NRC (B.V.I) Ltd.	British Virgins Islands
NRC Servicing Limited Company	England and Wales
Sureclean Holdco Limited	United Kingdom
NRC Environmental Services (UK) Limited	Scotland
Sureclean A.S.	Norway
Sureclean International Limited	Scotland
Clean Line Waste Water Solutions Limited Company	United Kingdom
NRC Eastern Mediterranean Ltd.	Israel
NRC (Malta) Limited	Marshall Islands
NRC International Services Ltd.	Marshall Islands
SESMEKE Çevre Koruma Hismetleri Ticaret Ltd. Sti.	Turkey
SESMEKE Ltd.	Marshall Islands